Exhibit 10.1

NOTICE OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

EQUITY BANCSHARES, INC.

AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

GRANT NUMBER:

Unless otherwise defined herein, the terms defined in the Equity Bancshares, Inc. (the “Company”) Amended and Restated 2013 Stock Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Performance-Based Restricted Stock Unit Award (the “Notice”) and the attached Restricted Stock Unit Agreement (hereinafter “PRSU Agreement”). You (“you”) have been granted an award (the “Award”) of Performance-Based Restricted Stock Units (“PRSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached PRSU Agreement.

Name:

Address:

Target Number of PRSUs:

Maximum Number of PRSUs:

Date of Grant:

Performance Vesting Conditions:	See Appendix A.

Performance Period:	January 1, 2018 through December 31, 2020

Vesting Date:	Except as otherwise provided by the PRSU Agreement, the last day of the Performance Period.

By your signature below, you: (i) agree to be bound by the terms and conditions of the Plan, the PRSU Agreement and this Notice; (ii) acknowledge that you have reviewed the Plan, the PRSU Agreement and this Notice in their entirety, and have had a reasonable opportunity to obtain the advice of counsel prior to executing this Notice; (iii) acknowledge that you fully understand all provisions of the Plan, the PRSU Agreement and this Notice; and (iv) agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the PRSU Agreement and/or this Notice.

EQUITY BANCSHARES, INC.:	EMPLOYEE:

By:	By:

Print Name:	Print Name:

Title:

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

EQUITY BANCSHARES, INC.

AMENDED AND RESTATED 2013 STOCK INCENTIVE PLAN

You have been granted Performance-Based Restricted Stock Units (“PRSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Performance-Based Restricted Stock Unit Award (the “Notice”) and this PRSU Agreement.

1. Award. The Company hereby awards to you the Target Number of PRSUs set forth in the Notice, which, depending on the extent to which the Performance Vesting Conditions are attained during the Performance Period, may result in you having the opportunity to earn as little as zero (0) PRSUs or as many as the Maximum Number of PRSUs. Subject to the terms of this PRSU Agreement and the Plan, each PRSU, to the extent it becomes earned and vested, represents a right to receive one (1) share of Company Stock (a “Share”). Unless and until a PRSU has been determined to have become earned and vested as set forth in the Notice, you will have no right to settlement of such PRSUs. Prior to settlement of any PRSUs, such PRSUs represent an unfunded and unsecured obligation of the Company.

2. Settlement. Each earned and vested PRSU will be settled within ten (10) days of the date on which such PRSU became earned and vested.

3. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of your PRSUs, you shall have no ownership of the Shares represented by the PRSUs and shall have no right dividends or to vote such Shares.

4. Dividend Equivalents. If the Company declares and pays a dividend in respect of its Company Stock and, on the record date for such dividend, you hold PRSUs granted pursuant to this PRSU Agreement that have not been settled in accordance with Section 2 hereof (or forfeited), the Company shall credit to an account maintained by the Company for your benefit an amount equal to the cash dividends you would have received if you were the holder of record, as of such record date, of the number of Shares related to the PRSUs that have not been settled or forfeited as of such record date (but in no event more than your Target Number of PRSUs). Such account is intended to constitute an “unfunded” account, and neither this Section 4 nor any action taken pursuant to or in accordance with this Section 4 shall be construed to create a trust of any kind. Amounts credited to such account with respect to those PRSUs that become earned and vested will become vested dividend equivalents and will be paid to you in cash as soon as administratively practicable following the applicable settlement date but no later than the last day of the calendar year that includes such settlement date. You shall not be entitled to receive any interest with respect to the timing of payment of dividend equivalents. In the event all or any portion of the PRSUs granted hereby fail to become earned and vested, the unvested dividend equivalents accumulated in your account with respect to such PRSUs shall be forfeited to the Company.

5. No Transfer. PRSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

6. Termination. Except as otherwise provided in this Section 6, all unvested PRSUs shall be forfeited to the Company upon your Termination for any reason before the last day of the Performance Period, and all rights you have to such PRSUs shall immediately terminate.

(a) If you die before or experience a Termination due to your Disability before the last day of the Performance Period, you will immediately be deemed to have earned and vested in the Target Number of PRSUs.

(b) If you experience a Termination before the last day of the Performance Period due to your involuntary Termination by the Company without Cause or by you for Good Reason, you will immediately be deemed to have earned and vested in the Target Number of PRSUs.

(c) If you experience a Termination before the last day of the Performance Period due to your Retirement (as hereinafter defined), you will immediately be deemed to have earned and vested in the Target Number of PRSUs. For purposes of this PRSU Agreement, “Retirement” means either (1) your Termination of employment without Good Reason on or after your attainment of age 65, or (2) your voluntary Termination by mutual agreement with the Company prior to your attainment of age 65.

7. Change in Control. If a Change in Control occurs before the last day of the Performance Period, you will earn and vest in at least 100% of your Target Number of PRSUs, and you may earn and vest in up to 150% of your Target Number of PRSUs based on the Company’s actual performance relative to the Performance Vesting Conditions (as measured as of the most recently completed fiscal quarter before the date of the Change in Control). Your earned and vested PRSUs will be settled immediately prior to such Change in Control.

8. Tax Consequences. You acknowledge that there will be tax consequences upon settlement of the PRSUs or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition in the jurisdiction where you are subject to tax.

9. Withholding Taxes and Stock Withholding.

(a) Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the settlement of the PRSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to structure the terms of the award or any aspect of the PRSUs to reduce or eliminate your liability for Tax-Related Items. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the settlement of your PRSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (i) withholding Shares that otherwise would be issued to you when your PRSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (ii) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (iii) your payment of a cash amount, or (iv) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s insider trading policy; provided however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(iv) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section 9.

10. Acknowledgement. The settlement of PRSUs and the issuance of the Shares upon such settlement shall be subject to compliance by the Company and you with all applicable laws, regulations and rules relating thereto, including all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such settlement and issuance. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance of any Shares pursuant to this Award of PRSUs shall relieve the Company of any liability with respect to the non-issuance of the Shares as to which such approval shall not have been obtained. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the Shares issued pursuant to the PRSUs may be conditioned upon your making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.

11. Entire Agreement; Enforcement of Rights. This PRSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this PRSU Agreement, nor any waiver of any rights under this PRSU Agreement, shall be effective unless in writing and signed by the parties to this PRSU Agreement. The failure by either party to enforce any rights under this PRSU Agreement shall not be construed as a waiver of any rights of such party.

12. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company Stock may be listed or quoted at the time of such issuance or transfer. The Shares issued pursuant to this PRSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

12. No Rights as Employee, Director or Consultant. Nothing in this PRSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or Subsidiary of the Company, to terminate your employment or service, for any reason, with or without Cause.

13. Consent to Electronic Delivery of All Plan Documents and Disclosures. By acceptance of this PRSU, you consent to the electronic delivery of the Notice, this PRSU Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the PRSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at psalmans@equitybank.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at psalmans@equitybank.com. Finally, you understand that you are not required to consent to electronic delivery.

14. Code Section 409A. For purposes of this PRSU Agreement, a Termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this PRSU Agreement in connection with your Termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such Termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (a) the expiration of the six-month period measured from your separation from service from the Company or (b) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this PRSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

15. Award Subject to Company Clawback or Recoupment. The PRSU shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Company and effective as of the Date of Grant or required by law during the term of your employment or other service with the Company that is applicable to executive officers, Employees, Company Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of your PRSU (whether vested or unvested) and the recoupment of any gains realized with respect to your PRSU.

BY ACCEPTING THIS PRSU, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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